Exhibit 10.2

[Missing Graphic Reference]	MORGAN STANLEY & CO. LLC 1585 BROADWAY NEW YORK, NY 10036-8293 (212) 761-4000

August 15, 2011

Fixed Dollar Collared Accelerated Share Repurchase Transaction

Forest Laboratories, Inc.
909 Third Avenue
New York, NY 10022
Attention: General Counsel
 ___________________________________________________________________________________

Dear Sir/Madam:

This Confirmation amends and supersedes in its entirety the Fixed Dollar Collared Accelerated Share Repurchase Transaction evidenced by a Confirmation dated June 3, 2011, as amended by Amendment dated June 7, 2011.

The purpose of this letter agreement (this “Confirmation”) is to confirm the terms and conditions of the Transaction entered into between Morgan Stanley & Co. LLC (“MSCO”) and Forest Laboratories, Inc. (the “Issuer”) on the Trade Date specified below (the “Transaction”).  This confirmation constitutes a “Confirmation” as referred to in the ISDA Master Agreement specified below.

The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (as published by the International Swaps and Derivatives Association, Inc. (“ISDA”)) (the “Equity Definitions”) are incorporated into this Confirmation.  In the event of any inconsistency between the Equity Definitions and this Confirmation, this Confirmation will govern.  Any reference to a currency shall have the meaning contained in Annex A to the 1998 ISDA FX and Currency Option Definitions, as published by ISDA.

1.  This Confirmation evidences a complete and binding agreement between MSCO and Issuer as to the terms of the Transaction to which this Confirmation relates.  This Confirmation shall be subject to an agreement (the “Agreement”) in the form of the 2002 ISDA Master Agreement (the “ISDA Form”) as if MSCO and Issuer had executed an agreement in such form without any Schedule.  For the avoidance of doubt, the Transaction shall be the only transaction under the Agreement.

The provisions of this Transaction and the Agreement are as stated fully herein.  No other agreements, contracts or understandings, including without limitation, any customer agreements between the parties hereto shall apply to or modify the terms of this Transaction and the Agreement, notwithstanding anything to the contrary set forth therein.

2.  The terms of the particular Transaction to which this Confirmation relates are as follows:

GENERAL TERMS:

Trade Date:	As specified in Schedule I

Buyer:	Issuer

Seller:	MSCO

Shares:	Common Stock of Issuer (Ticker: FRX)

Number of Shares:	The number of Shares delivered in accordance with Physical Settlement below.

Tranches:
The Transaction will be divided into multiple Tranches, each with the terms set forth in this Confirmation, and in particular with the Prepayment Amount, Observation Dates, the Scheduled Valuation Date and the Lock-Out Date set forth in Schedule I.  The payments and deliveries to be made upon settlement of the Transaction will be determined separately for each Tranche as if each Tranche were a separate Transaction under the Agreement.

Forward Price:
A price per Share (as determined by the Calculation Agent) equal to (i) the arithmetic mean (not a weighted average) of the 10b-18 VWAP on each Observation Date that is a Trading Day during the Calculation Period other than Observation Dates that occur during the Initial Hedge Period (as defined in the Other Transaction (as defined below)) of the Fixed Dollar Collared Accelerated Share Repurchase Transaction dated August 15, 2011 between Counterparty and MSCO (the "Other Transaction")" minus (ii) the Discount (as specified in Schedule I); provided, however, that if the Forward Price would otherwise be: (A) greater than the Forward Cap Price, the Forward Price shall equal the Forward Cap Price (as specified in Schedule I), or (B) less than the Forward Floor Price, the Forward Price shall equal the Forward Floor Price (as specified in Schedule I)

10b-18 VWAP:
For each Observation Date that is a Trading Day during the Calculation Period or the Initial Hedge Period, a price per share (as determined by the Calculation Agent) equal to the volume-weighted average price of the Rule 10b-18 eligible trades in the Shares for the entirety of such Trading Day as determined by reference to the screen entitled “FRX <Equity> AQR SEC” or any successor page as reported by Bloomberg L.P. (without regard to pre-open or after hours trading outside of any regular trading session for such Trading Day or block trades (as defined in Rule 10b-18(a)(5) of the Securities Exchange Act of 1934 as amended (the “Exchange Act”)) on such Trading Day).

Calculation Period:	The period from and including the first Observation Date that is a Trading Day that occurs after the Initial Hedge Period Completion Date to but excluding the relevant Valuation Date.

Trading Day:	Any Exchange Business Day that is not a Disrupted Day or an Excluded Day (as defined below)

Initial Shares:	As specified in Schedule I

Initial Share Delivery Date:
The Trade Date.  On the Initial Share Delivery Date, Seller shall deliver a number of Shares equal to the Initial Shares to Buyer in accordance with Section 9.4 of the Equity Definitions, with the Initial Share Delivery Date deemed to be a “Settlement Date” for purposes of such Section 9.4.  Such delivery shall be “delivery versus payment.”

Initial Hedge Period:	The period from and including the Trade Date to and including the Initial Hedge Completion Date

Initial Hedge Completion Date:
The Observation Date  on which MSCO completes its initial hedge, as determined by MSCO in its sole discretion; provided that such date shall occur no more than 18 Observation Dates following the Trade Date (subject to extension or suspension in the event of one or more Disrupted Days during the Initial Hedge Period).

Initial Hedge Period Reference Price:
An amount in USD equal to the arithmetic mean (not a weighted average) of the 10b-18 VWAP on each Observation Date that is a Trading Day from, and including, the Trade Date to, and including, the Initial Hedge Completion Date.

Additional Shares:	A number of Shares equal to (i) the Prepayment Amount (as defined below) divided by (ii) the Forward Cap Price minus (iii) the Initial Shares

Additional Share Delivery Date:
One Exchange Business Day following the Initial Hedge Completion Date.  On the Additional Share Delivery Date, Seller shall deliver a number of shares equal to the Additional Shares to Buyer in accordance with Section 9.4 of the Equity Definitions, with the Additional Share Delivery Date deemed to be a “Settlement Date” for purposes of such Section 9.4.  Such delivery shall be “free.”

Prepayment:	Applicable

Prepayment Amount:	As specified in Schedule I

Prepayment Date:	The Trade Date. On the Prepayment Date, Buyer shall pay to Seller the Prepayment Amount. Such payment shall be “receipt versus payment.”

Exchange:	New York Stock Exchange

Related Exchange:	The primary exchange on which options or futures on the relevant Shares are traded.

Market Disruption Event:
The definition of “Market Disruption Event” in Section 6.3(a) of the Equity Definitions is hereby amended by replacing the words “at any time during the one-hour period that ends at the relevant Valuation Time” in the third line thereof with the words “at any time on any “Observation Date during the Valuation Period or” after the word “material”.

Notwithstanding anything to the contrary in the Equity Definitions, if any Observation Date in the Calculation Period or the Initial Hedge Period is a Disrupted Day, the Calculation Agent shall have the option in its sole discretion either (i) to determine the weighting of each Rule 10b-18 eligible transaction in the Shares on the relevant Disrupted Day using its commercially reasonable judgment for purposes of calculating the Forward Price, as applicable, (ii) to elect to extend the Calculation Period or the Initial Hedge Period by a number of Observation Dates equal to the number of Disrupted Days during the Calculation Period or the Initial Hedge Period or (iii) to suspend the Calculation Period or the Initial Hedge Period, as appropriate, until the circumstances giving rise to such suspension have ceased.  For the avoidance of doubt, if Calculation Agent elects the option described in clause (i) above, then such Disrupted Day shall be deemed to be a Trading Day for purposes of calculating the Forward Price or the Initial Hedge Period Reference Price, as the case may be.

Excluded Days:	None

VALUATION:

Valuation Time:	The Scheduled Closing Time on the relevant Exchange

Valuation Date:
The earlier of (i) the Scheduled Valuation Date (as specified in Schedule I) and (ii) any date after the Lock-Out Date (as specified in Schedule I) specified by MSCO to Issuer by 9:00pm EST on such date as a Valuation Date, in each case, subject to extension in accordance with “Market Disruption Event” above or Section 9 or Section 10 below; provided, however, that if a Valuation Date occurs pursuant to clause (ii) above, then (A) the Calculation Period for this Transaction (or portion thereof) shall be deemed to end as of the Trading Day immediately preceding the relevant Valuation Date and (B) MSCO shall have the right to specify a Valuation Date with respect to any portion of this Transaction as it selects (any such Valuation Date on a portion of this Transaction for less than the  full Prepayment Amount, a “Partial Acceleration Date”); provided, however, that MSCO can only elect to declare a Partial Acceleration Date if the portion of the transaction subject to the Partial Acceleration Date is in an increment of USD25,000,000.

In the case of a Partial Acceleration Date, MSCO shall specify in its notice to Issuer designating a Valuation Date in connection with a Partial Acceleration Date the percentage of the Prepayment Amount that is subject to such Valuation Date and Calculation Agent shall adjust all terms of this Transaction as it deems reasonable in order to take into account the occurrence of any Partial Acceleration Date (including cumulative adjustments to take into account all Partial Acceleration Dates that occur during the term of this

Transaction). On each Valuation Date, Calculation Agent shall calculate the Settlement Amount.

SETTLEMENT TERMS:

Physical Settlement:
Applicable.

On the relevant Settlement Date, Seller shall deliver to Buyer a number of Shares equal to (a) (i) the Prepayment Amount  divided by (ii) the Forward Price as determined on the relevant Valuation Date, minus (b) the Initial Shares minus (c) the Additional Shares, rounded to the nearest whole number of Shares (such number of Shares, the “Settlement Amount”).

Settlement Currency:	USD

Settlement Date:
Three Exchange Business Days after the relevant Valuation Date, or if such date is not a Clearance System Business Day or if there is a Settlement Disruption Event on such day, the immediately succeeding Clearance System Business Day on which there is no Settlement Disruption Event.

Share Adjustments:

Potential Adjustment Event:	Notwithstanding anything to the contrary in Section 11.2(e) of the Equity Definitions, an Extraordinary Dividend shall not constitute a Potential Adjustment Event

Extraordinary Dividend:
Any dividend or distribution on the Shares with an ex-dividend date occurring during the period from and including the first day of the Hedge Period to and including the Termination Date (other than any dividend or distribution of the type described in Section 11.2(e)(i) or Section 11.2(e)(ii)(A) or (B) of the Equity Definitions) (a “Dividend”) that is either (i) a non-regularly scheduled Dividend or (ii) the amount or value of which (as determined by the Calculation Agent) exceeds the Ordinary Dividend Amount.

Ordinary Dividend Amount:	For any calendar quarter, USD 0.00

Method of Adjustment:
Calculation Agent Adjustment; provided that if an Observation Date within the Calculation Period is a Disrupted Day, Seller’s suspension of trading in the Shares pursuant to “Market Disruption Event” above shall be treated as a Potential Adjustment Event subject to Calculation Agent

Adjustment.  In the case of a suspension pursuant to Section 10, the Calculation Agent shall make such adjustments prior to the period of suspension, if it is practical to do so.  Otherwise, and in all cases of a suspension as contemplated under “Market Disruption Event” above, the Calculation Agent shall make such adjustments promptly following the period of suspension.

EXTRAORDINARY EVENTS:

Consequences of Merger Events:

Share-for-Share:	Modified Calculation Agent Adjustment

Share-for-Other:	Cancellation and Payment on that portion of the Other Consideration that consists of cash; Modified Calculation Agent Adjustment on the remainder of the Other Consideration

Share-for-Combined:	Modified Calculation Agent Adjustment

Tender Offer:	Applicable

Consequences of Tender Offers:

Share-for-Share:	Modified Calculation Agent Adjustment

Share-for-Other:	Cancellation and Payment on that portion of the Other Consideration that consists of cash; Modified Calculation Agent Adjustment on the remainder of the Other Consideration

Share-for-Combined:	Modified Calculation Agent Adjustment

For purposes of the Transaction, the definition of Merger Date in Section 12.1(c) of the Equity Definitions shall be amended to read, “Merger Date shall mean the Announcement Date.”  For purposes of the Transaction, the definition of Tender Offer Date in Section 12.1(e) of the Equity Definitions shall be amended to read, “Tender Offer Date shall mean the Announcement Date.”  For purposes of the Transaction, the definition of Announcement Date in Section 12.1(l) of the Equity Definitions shall be amended by replacing the words “that leads” with the words “that, if consummated, would lead” in both clause (i) and clause (ii) thereof.  For the avoidance of doubt, the calculation agent shall expressly consider the option components of the Transaction in making calculations under Section 12.2(e).

Composition of Combined Consideration:	Applicable

Nationalization, Insolvency or Delisting:	Cancellation and Payment (Calculation Agent Determination)

Additional Disruption Events:

Change in Law:	Applicable

Insolvency Filing:	Applicable

Loss of Stock Borrow: Maximum Stock Loan Rate:	Applicable 100 bps

Determining Party:	For all Extraordinary Events, Calculation Agent

Hedging Party:	For all Additional Disruption Events, MSCO

Non-Reliance:	Applicable

AGREEMENTS AND ACKNOWLEDGMENTS:

Regarding Hedging Activities:	Applicable

Additional Acknowledgments:	Applicable

3. Calculation Agent:	MSCO

4. Account Details:	To be provided.

5.             (a) Nationalization, Insolvency or Delisting.  The words “the Transaction will be cancelled,” in the first line of Section 12.6(c)(ii) are replaced with the words “MSCO will have the right to cancel this Transaction,”.

(b)  Additional Termination Event.  The declaration of any Extraordinary Dividend by Issuer during the period from and including the Trade Date to but excluding the final Valuation Date shall constitute an Additional Termination Event with this Transaction as the only “Affected Transaction” and Issuer as the sole “Affected Party”.

(c) For the avoidance of doubt, this Transaction shall be deemed to be a “Share Forward Transaction” for purposes of the Equity Definitions; provided, however, that in Section 9.2(a)(iii) of the Equity Definitions the words “the Excess Dividend Amount, if any, and” shall be deleted.

(d) In respect of any Event of Default, Termination Event or Additional Disruption Event affording either party (the “Party with the Right”) the right to cancel or terminate the Transaction, notwithstanding anything in the Agreement or the Equity Definitions to the contrary, the Party with the Right shall have 10 Exchange Business Days following notice from the other party of such event to make its election to cancel or terminate the Transaction.  If such election has not been made in such time, the Party with the Right’s right to cancel or terminate in respect of such event shall have been waived, and the condition under Section 2(a)(iii) of the Agreement shall not apply with respect to such event (but only with respect to such event).

6.  Certain Payments and Deliveries by MSCO.  Notwithstanding anything to the contrary herein, or in the Equity Definitions, if at any time (i) an Early Termination Date occurs and MSCO would be required to make a payment pursuant to Sections 6(d) and 6(e) of the Agreement, (ii) a Tender Offer occurs and MSCO would be required to make a payment pursuant to Sections 12.3 and 12.7 of the Equity Definitions, (iii) a Merger Event occurs and MSCO would be required to make a payment pursuant to Sections 12.2 and 12.7 of the Equity Definitions (iv) an Additional Disruption Event occurs and MSCO would be required to make a payment pursuant to Sections 12.8 and 12.9 of the Equity Definitions or (v) a Nationalization, Insolvency or Delisting occurs and MSCO would be required to make a payment pursuant to Sections 12.6 and 12.7 of the Equity Definitions, then Issuer shall have the option to require MSCO to make such payment in cash or to settle such payment amount in Shares (any such payment described in Sections 6(i), (ii), (iii), (iv) or (v) above, an “MSCO Payment Amount”).  If Issuer elects for MSCO to settle an MSCO Payment Amount in Shares, then on the date such MSCO Payment Amount is due, a Settlement Balance shall be established with an initial balance equal to the MSCO Payment Amount. On such date, MSCO shall commence purchasing Shares for delivery to Issuer.  At the end of each Trading Day on which MSCO purchases Shares pursuant to this Section 6, MSCO shall reduce the Settlement Balance by the amount paid by MSCO to purchase the Shares purchased on such Trading Day.  MSCO shall deliver any Shares purchased on a Trading Day to Issuer on the third Exchange Business Day following the relevant Trading Day.  MSCO shall continue purchasing Shares until the Settlement Balance has been reduced to zero.

7.  Certain Payments and Deliveries by Issuer.  Notwithstanding anything to the contrary herein, or in the Equity Definitions, if at any time (i) an Early Termination Date occurs and Issuer would be required to make a payment pursuant to Sections 6(d) and 6(e) of the Agreement, (ii) a Tender Offer occurs and Issuer would be required to make a payment pursuant to Sections 12.3 and 12.7 of the Equity Definitions, (iii) a Merger Event occurs and Issuer would be required to make a payment pursuant to Sections 12.2 and 12.7 of the Equity Definitions, (iv) an Additional Disruption Event occurs and Issuer would be required to make a payment pursuant to Sections 12.8 and 12.9 of the Equity Definitions or (v) a Nationalization, Insolvency or Delisting occurs and MSCO would be required to make a payment pursuant to Sections 12.6 and 12.7 of the Equity Definitions (any such payment described in Sections 7(i), (ii), (iii),  (iv) or (v) above, an “Early Settlement Payment”), then Issuer shall have the option, in lieu of making such cash payment, to settle its payment obligations under Sections 7(i), (ii), (iii), (iv) or (v) above in Shares (such Shares, the “Early Settlement Shares”).  In order to elect to deliver Early Settlement Shares, (i) Issuer must notify MSCO of its election by no later than 4 p.m. EST on the date that is three Exchange Business Days before the date that the Early Settlement Payment is due, (ii) must specify whether such Early Settlement Shares are to be sold by means of a registered offering or by means of a private placement and (iii) the conditions described in Section 8 below must be satisfied on each day Early Settlement Shares are to be sold by Seller in connection with Buyer’s election to deliver Early Settlement Shares in connection with the settlement of an Early Settlement Payment.

8.           Conditions to Delivery of Early Settlement Shares.

Issuer may only deliver Early Settlement Shares and Make-Whole Shares (as defined below) subject to satisfaction of the following conditions:

(a) If Issuer timely elects to deliver Early Settlement Shares and Make-Whole Shares by means of a registered offering, the following provisions shall apply:

(i) On the later of (A) the Trading Day following the Issuer’s election to deliver Early Settlement Shares and any Make-Whole Shares by means of a registered offering (the “Registration Notice Date”), and (B) the date on which the Registration Statement is declared effective by the SEC or becomes effective (the “Registered Share Delivery Date”), the Issuer shall deliver to MSCO a number of Early Settlement Shares equal to the quotient of (I) the relevant Early Settlement Payment divided by (II) a price per Share as reasonably determined by the Calculation Agent.

(ii) Promptly following the Registration Notice Date, the Issuer shall file with the SEC a registration statement (“Registration Statement”) covering the public resale by MSCO of the Early Settlement Shares and any Make-Whole Shares (collectively, the “Registered Securities”) on a continuous or delayed basis pursuant to Rule 415 (or any similar or successor rule), if available, under the Securities Act; provided that no such filing shall be required pursuant to this paragraph (ii) if the Issuer shall have filed a similar registration statement with unused capacity at least equal to the relevant Early Settlement Payment and such registration statement has become effective or been declared effective by the SEC on or prior to the Registration Notice Date and no stop order is in effect with respect to such registration statement as of the Registration Notice Date.  The Issuer shall use its best efforts to file an automatic shelf registration statement or have the Registration Statement declared effective by the SEC as promptly as possible.

(iii) Promptly following the Registration Notice Date, the Issuer shall afford MSCO a reasonable opportunity to conduct a due diligence investigation with respect to the Issuer customary in scope for underwritten offerings of equity securities (including, without limitation, the availability of senior management to respond to questions regarding the business and financial condition of the Issuer and the right to have made available to MSCO for inspection all financial and other records, pertinent corporate documents and other information reasonably requested by MSCO), and MSCO shall be satisfied in all material respects with the results of such due diligence investigation of the Issuer.  For the avoidance of doubt, the Issuer shall not have the right to deliver Shares pursuant to this Section 8(a) (and the conditions to delivery of Early Settlement Shares specified in this Section 8(a) shall not be satisfied) until MSCO is satisfied in all material respects with the results of such due diligence investigation of the Issuer.

(iv) From the effectiveness of the Registration Statement until all Registered Securities have been sold by MSCO, the Issuer shall, at the request of MSCO, make available to MSCO a printed prospectus relating to the Registered Securities in form and substance (including, without limitation, any sections describing the plan of distribution) satisfactory to MSCO (a “Prospectus”, which term shall include any prospectus supplement thereto), in such quantities as Morgan shall reasonably request.

(v) The Issuer shall use its best efforts to prevent the issuance of any stop order suspending the effectiveness of the Registration Statement or of any order preventing or suspending the use of any Prospectus and, if any such order is issued, to obtain the lifting thereof as soon thereafter as is possible.  If the Registration Statement, the Prospectus or any document incorporated therein by reference contains a misstatement of a material fact or omits to state a material fact required to be stated therein or necessary to make any statement therein not misleading, the Issuer shall as promptly as practicable file any required document and prepare and furnish to MSCO a reasonable number of copies of such supplement or amendment thereto as may be necessary so that the Prospectus, as thereafter delivered to the purchasers of the Registered Securities will not contain a misstatement of a material fact or omit to state a material fact required to be stated therein or necessary to make any statement therein not misleading.

(vi) On or prior to the Registered Share Delivery Date, the Issuer shall enter into an agreement (a “Transfer Agreement”) with MSCO (or any affiliate of MSCO designated by MSCO) in connection with the public resale of the Registered Securities, substantially similar to underwriting agreements customary for underwritten offerings of equity securities, in form and substance satisfactory to MSCO (or such affiliate), which Transfer Agreement shall (without limitation of the foregoing):

(A) contain provisions substantially similar to those contained in such underwriting agreements relating to the indemnification of, and contribution in connection with the liability of, MSCO and its affiliates,

(B) provide for delivery to MSCO (or such affiliate) of customary opinions (including, without limitation, accounting comfort letters, opinions relating to the due authorization, valid issuance and fully paid and non-assessable nature of the Registered Securities and the lack of material misstatements and omissions in the Registration Statement, the Prospectus and the Issuer’s filings under the Exchange Act of 1934, as amended and modified (the “Exchange Act”)); and

(C) provide for the payment by the Issuer of all fees and expenses in connection with such resale, including all registration costs and all fees and expenses of counsel for MSCO (or such affiliate).

(vii) On the Registered Share Delivery Date, a balance (the “Settlement Balance”) shall be established with an initial balance equal to the applicable amount of the relevant Early Settlement Payment.  Following the delivery of Early Settlement Shares or any Make-Whole Shares, Seller shall sell all such Early Settlement Shares or Make-Whole Shares in a commercially reasonable manner.

(viii) At the end of each day upon which sales have been made, the Settlement Balance shall be (A) reduced by an amount equal to the aggregate proceeds received by MSCO upon settlement of the sale of such Share, and (B) increased by an amount (as reasonably determined by the Calculation Agent) equal to MSCO’s funding cost with respect to the then-current Settlement Balance as of the close of business on such day.

(ix) If, on any date, the Settlement Balance has been reduced to zero but not all of the Early Settlement Shares have been sold, no additional Early Settlement Shares shall be sold and MSCO shall promptly deliver to the Issuer (A) any remaining Early Settlement Shares and (B) if the Settlement Balance has been reduced to an amount less than zero, an amount in cash equal to the absolute value of the then-current Settlement Balance.

(x) If, on any date, all of the Early Settlement Shares have been sold and the Settlement Balance has not been reduced to zero, the Issuer shall promptly deliver to MSCO an additional number of Shares (“Make-Whole Shares”) equal to (A) the Settlement Balance as of such date divided by (B) the price per Share as reasonably determined by the Calculation Agent.  This clause (x) shall be applied successively until the Settlement Balance is reduced to zero.

(xi)  If at any time the number of Shares covered by the Registration Statement is less than the number of Registered Securities required to be delivered pursuant to this Section 8(a), the Issuer shall, at the request of MSCO, file additional registration statement(s) to register the sale of all Registered Securities required to be delivered to MSCO.

(xii) The Issuer shall cooperate with MSCO and use its reasonable best efforts to take any other action necessary to effect the intent of the provisions set forth in this Section 8(a).

(b)  If Issuer timely elects to deliver Early Settlement Shares and Make-Whole Shares by means of a private placement, the following provisions shall apply:

(i)   all Early Settlement Shares and Make-Whole Shares shall be delivered to the Seller (or any affiliate of the Seller designated by the Seller) pursuant to the exemption from the registration requirements of the Securities Act provided by Section 4(2) thereof;

(ii)   Seller and any potential purchaser of any such Shares from the Seller (or any affiliate of the Seller designated by the Seller) identified by Seller shall have been afforded a commercially reasonable opportunity to conduct a due diligence investigation with respect to Issuer customary in scope for private placements of equity securities (including, without limitation, the right to have made available to them for inspection all financial and other records, pertinent corporate documents and other information reasonably requested by them) and Buyer shall not disclose material non-public information in connection with such due diligence investigation; and

(iii)  an agreement (a “Private Placement Agreement”) shall have been entered into between Issuer and the Seller (or any affiliate of the Seller designated by the Seller) in connection with the private placement of such Shares by Issuer to the Seller (or any such affiliate) and the private resale of such Shares by the Seller (or any such affiliate), substantially similar to private placement purchase agreements customary for private placements of equity securities, in form and substance commercially reasonably satisfactory to the Seller and the Issuer, which Private Placement Agreement shall include, without limitation, provisions substantially similar to those contained in such private placement purchase agreements relating to the indemnification of, and contribution in connection with the liability of, the Seller and its affiliates, and shall provide for the payment by Issuer of all fees and expenses in connection with such resale, including all reasonable fees and expenses of one counsel for the Seller but not including any underwriter or broker discounts and commissions, and shall contain representations, warranties and agreements of Issuer and Seller reasonably necessary or advisable to establish and maintain the availability of an exemption from the registration requirements of the Securities Act for such resales.

(iv)  If Issuer elects to deliver Early Settlement Shares to satisfy its payment obligation of an Early Settlement Payment, neither Issuer nor Seller shall take or cause to be taken any action that would make unavailable either (i) the exemption set forth in Section 4(2) of the Securities Act for the sale of any Early Settlement Shares or Make-Whole Shares by Issuer to the Seller or (ii) an exemption from the registration requirements of the Securities Act reasonably acceptable to the Seller for resales of Early Settlement Shares and Make-Whole Shares by the Seller.

(v) On the date requested by MSCO, (A) Issuer shall deliver a number of Early Settlement Shares equal to the quotient of (I) the relevant Early Settlement Payment divided by (II) a per share value, determined by MSCO in a commercially reasonable manner and which may be based on indicative bids from institutional “accredited investors” (as defined in Rule 501 under the Securities Act of 1933, as amended (the “Securities Act”)) and (B) the provisions of Sections 8(a)(vii) –(x) shall apply to the Early Settlement Shares delivered pursuant to this Section 8(b)(v).  For purposes of applying the foregoing, the Registered Share Delivery Date referred to in 8(a)(vii) shall be the date on which Issuer delivers the Early Settlement Shares.

        (c)  The provisions of Section 8(b) shall apply to any then-current Settlement Balance if (i) on any given day, Issuer cannot satisfy any of the conditions of Section 8(a) or (ii) for a period of at least ten (10) consecutive Exchange Business Days, MSCO has determined that it is inadvisable to effect sales of Registered Securities.

        (d)  If Issuer elects to deliver Early Settlement Shares to satisfy its payment obligation of an Early Settlement Payment, then, if necessary, Issuer shall use its best efforts to cause the number of authorized but unissued Shares of Common Stock to be increased to an amount sufficient to permit Issuer to fulfill its obligations to satisfy its payment obligation of an Early Settlement Payment by delivering Early Settlement Shares.

9.  Special Provisions for Merger Events.  Notwithstanding anything to the contrary herein or in the Equity Definitions, to the extent that an Announcement Date for a potential Merger Transaction occurs during the term of this Transaction:

(a) As soon as practicable following the public announcement of such potential Merger Transaction, Issuer shall provide MSCO with written notice of such announcement;

(b) Promptly after request from MSCO, Issuer shall provide MSCO with written notice specifying (i) Issuer's average daily Rule 10b-18 Purchases (as defined in Rule 10b-18) during the three full calendar months immediately preceding the Announcement Date that were not effected through MSCO or its affiliates and (ii) the number of Shares purchased pursuant to the block purchase proviso in Rule 10b-18(b)(4) under the Exchange Act for the three full calendar months preceding the Announcement Date.  Such written notice shall be deemed to be a certification by Issuer to MSCO that such information is true and correct.  Issuer understands that MSCO will use this information in calculating the trading volume for purposes of Rule 10b-18; and

(c) MSCO in its sole discretion may extend the Calculation Period to account for any reduction in the number of Shares that could be purchased on each day during the Calculation Period in compliance with Rule 10b-18 following the Announcement Date.

"Merger Transaction" means any merger, acquisition or similar transaction involving a recapitalization of Issuer as contemplated by Rule 10b-18(a)(13)(iv) under the Exchange Act.

10.  Seller Adjustments.  In the event that Seller reasonably determines that it is appropriate with regard to any legal, regulatory or self-regulatory requirements or related policies and procedures promulgated by a governmental or self-regulatory entity (including, without limitation, Rule 10b-18, Rule 10b-5, Regulation 13D-G and Regulation 14E, “Requirements”), for Seller to refrain from purchasing Shares or to purchase fewer than the number of Shares Seller would otherwise purchase on any Trading Day during the duration of this Transaction, then Seller may, in its discretion, elect that the Initial Hedge Period or the Calculation Period, as the case may be, be suspended and, if appropriate, extended with regard to any Requirements. Seller shall notify the Issuer upon the exercise of Seller’s rights pursuant to this Section 10 and shall subsequently notify the Issuer on the day Seller believes that the circumstances giving rise to such exercise have changed.  If the Initial Hedge Period or the Calculation Period is suspended pursuant to this Section 10, at the end of such suspension Seller shall determine the number of Trading Days remaining in the Calculation Period, as appropriate, and the terms of this Transaction shall be adjusted as set forth above under “Method of Adjustment.”

11.  Covenants.

(a) The Buyer covenants and agrees:

 (i) that during the term of this Agreement, neither it nor any “affiliated purchaser” (as defined in Rule 10b-18) shall directly or indirectly (which shall be deemed to include the writing or purchase of any cash-settled derivative instrument) purchase Shares (or any security convertible into or exchangeable for Shares) or agree to purchase Shares where a valuation, hedging or averaging period or similar such period begins or potentially begins prior to final settlement under this Transaction, except in accordance with Section 14 hereof;

 (ii) that it is not relying, and has not relied, upon Seller or any of its representatives or advisors with respect to the legal, accounting, tax or other implications of this Agreement and that it has conducted its own analyses of the legal, accounting, tax and other implications of this Agreement, and that Seller and its affiliates may from time to time effect transactions for their own account or the account of customers and hold positions in securities or options on securities of the Buyer and that Seller and its affiliates may continue to conduct such transactions during the term of this Agreement; and

 (iii)  that it (and any other person in respect of which the Buyer would be an “affiliated purchaser” (as defined in Regulation M under the Exchange Act (“Regulation M”)) shall not engage in a “distribution” (as defined in Regulation M) in respect of the Shares or any security for which the Shares are a “reference security” (as defined in Regulation M) during the Calculation Period, except in accordance with Section 14 hereof.

(b)           During the Initial Hedge Period, MSCO will purchase Shares to establish its initial hedge position in compliance with the limitations set forth in clauses (b)(2), (b)(3), (b)(4) and (c) of Rule 10b-18 under the Exchange Act, as if such rule could be applied to such purchases and to the extent compliance is within the control of MSCO.

12.  Representations, Warranties and Acknowledgments.

(a) The Buyer hereby represents and warrants to Seller that:

 (i)  as of the date hereof, the Buyer is not in possession of any material, non-public information with respect to the Buyer or any of its securities, and is entering into this Agreement in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1 of the Exchange Act (“Rule 10b5-1”);

 (ii)  the transactions contemplated by this Confirmation have been authorized under Buyer’s publicly announced program to repurchase Shares;

 (iii)  the Buyer is not entering into this Agreement to facilitate a distribution of the Shares (or any security convertible into or exchangeable for Shares) or in connection with a future issuance of securities except pursuant to the Buyer’s employee benefit plans and dividend reinvestment plan or other publicly disclosed transaction;

 (iv)  the Buyer is not entering into this Agreement to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares) or to raise or depress the price of the Shares (or any security convertible into or exchangeable for Shares) for the purpose of inducing the purchase or sale of such securities by others; Seller acknowledges that the Buyer is relying on the accuracy of Seller’s representation in Section 12(c) in making the representation in this Section 12(a)(iv); and

 (v)  the Buyer is as of the date hereof, and after giving effect to the transactions contemplated hereby will be, solvent, and the Buyer is not, as of the date hereof, incurring an avoidable transfer as described in Section 548(a)(1)(B) of the Bankruptcy Code (as defined below).

(b)  Seller and the Buyer each hereby acknowledges that any transactions by Seller in the Shares will be undertaken by Seller, as the case may be, as principal for its own account.  All of the actions to be taken by Seller in connection with this Agreement, shall be taken by Seller independently and without any advance or subsequent consultation with the Buyer.

(c)  Seller hereby represents and warrants to the Buyer that Seller is not entering into this Agreement to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares) or to raise or depress the price of the Shares (or any security convertible into or exchangeable for Shares) for the purpose of inducing the purchase or sale of such securities by others; the Buyer acknowledges that Seller is relying on the accuracy of the Buyer’s representation in Section 12(a)(iv) in making the representation in this Section 12(c).

13.  Acknowledgements of Buyer Regarding Hedging and Market Activity.  Buyer agrees, understands and acknowledges that:

(a)
during the period from (and including) the Trade Date to (and including) the Settlement Date, Seller and its affiliates may buy or sell Shares or other securities or buy or sell options or futures contracts or enter into swaps or other derivative securities in order to adjust its hedge position with respect to the transactions contemplated by this Transaction;

(b)	Seller and its affiliates also may be active in the market for the Shares other than in connection with hedging activities in relation to the transactions contemplated by this Transaction;

(c)
Seller shall make its own determination as to whether, when and in what manner any hedging or market activities in the Issuer’s securities shall be conducted and shall do so in a manner that it deems appropriate to hedge its price and market risk with respect to 10b-18 VWAP; and

(d)
any market activities of Seller and its affiliates with respect to the Shares may affect the market price and volatility of the Shares, as well as the 10b-18 VWAP, each in a manner that may be adverse to Buyer.

14. Regulation M Distributions; Issuer Rule 10b-18 Purchases; Suspension of the Initial Hedge Period.

Page14

(a)  If Buyer concludes that during the Calculation Period it (and any other person in respect of which the Buyer would be an “affiliated purchaser” (as defined in Regulation M)) will be engaged in a distribution of the Shares for purposes of Regulation M, Buyer agrees that it will notify Seller of the commencement of the restricted period for purposes of Regulation M.  The Calculation Period will be suspended for the duration of such restricted period and extended by a number of Observation Dates equal to the number of Observation Dates in such restricted period.  With respect to each such distribution, the Calculation Agent will determine in good faith and in a commercially reasonable manner the economic effect of such event and the aforementioned extension of the Calculation Period on the theoretical value of the Transaction (including without limitation any change in volatility, expected dividends, stock loan rate or liquidity relevant to the Shares or to the Transaction, but not, for the avoidance of doubt, any such change that had occurred prior to such event), and the Calculation Agent will adjust the terms of the Transaction to reflect such economic effect.  In connection with each such distribution, the Buyer shall represent, as of the date of commencement of the relevant restricted period and as of the date immediately following completion of such restricted period, that the Buyer is not in possession of any material, non-public information with respect to the Buyer or any of its securities, and has entered into this Agreement in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1.

(b)  Section 11(a) hereof shall not (i) limit the Buyer’s ability, pursuant to its employee incentive plan, to re-acquire Shares in connection with the related equity transactions, (ii) limit Buyer’s ability to withhold shares to cover tax liabilities associated with such equity transactions or (iii) limit Buyer’s ability to grant stock and options to “affiliated purchasers” (as defined in Rule 10b-18) or the ability of such affiliated purchasers to acquire such stock or options, in connection with the Buyer’s compensation policies for directors, officers and employees, and in connection with any such purchase Buyer will be deemed to represent to Seller that such purchase does not constitute a “Rule 10b-18 Purchase” (as defined in Rule 10b-18).

(c)  Notwithstanding Section 11(a), the Buyer or an “affiliated purchaser” (as defined in Rule 10b-18) may effect Rule 10b-18 Purchases of Shares or other purchases of Shares, derivative instruments relating to the Shares or any security convertible into or exchangeable for Shares during the Calculation Period so long as they are effected through Seller and on terms acceptable to Seller.

15. To the extent that an Extraordinary Event occurs, Calculation Agent shall consult and discuss with Counterparty any changes, modifications or calculations Calculation Agent shall make in connection with any such event.  For the avoidance of doubt, the parties agree and acknowledge that, notwithstanding the previous sentence, Calculation Agent continues to have the exclusive right and duty to make calculations, determinations and adjustments when so provided in the Transaction.

16.  Bankruptcy

(a)  The parties hereto agree and acknowledge that Seller is a “financial participant” within the meaning of Section 101(22) of Title 11 of the United States Code (the “Bankruptcy Code”).  The parties hereto further agree and acknowledge that this Transaction is either (i) a “securities contract” as such term is defined in Section 741(7) of the Bankruptcy Code, in which case each payment and delivery made pursuant to this Transaction is a “settlement payment”, as such term is defined in Section 741(8) of the Bankruptcy Code, and that Seller is entitled to the protections afforded by, among other sections, Sections 362(b)(6), 546(e) and 555 of the Bankruptcy Code, or (ii) a “swap agreement”, as such term is defined in Section 101(53B) of the Bankruptcy Code, in which case each party is a “swap participant”, as such term is defined in Section 101(53C) of the Bankruptcy Code, and that Seller is entitled to the protections afforded by, among other sections, Sections 362(b)(17), 546(g) and 560 of the Bankruptcy Code.

17.  Disclosure; Rule 10b5-1 Plan; Calculations

(a)  Seller and Issuer hereby agree and acknowledge that Seller has authorized the Issuer to disclose this Transaction to any and all persons, and there are no express or implied agreements, arrangements or understandings to the contrary, and authorizes the Issuer to use any information that the Issuer receives or has received with respect to this Transaction in any manner.

(b)  It is the intent of the parties that this Transaction comply with the requirements of Rule 10b5-1(c)(1)(i)(A) and (B) and this Transaction shall be interpreted to comply with the requirements of Rule 10b5-1(c).  Buyer will not seek to control or influence Seller to make “purchases or sales” (within the meaning of Rule 10b5-1(c)(1)(i)(B)(3)) under this Transaction, including, without limitation, Seller’s decision to enter into any hedging transactions.

(c)  Promptly following any event where the Calculation Agent adjusts the terms of this Transaction as contemplated by this Confirmation or the Equity Definitions, the Calculation Agent shall provide the Issuer with written information that shows, in reasonable detail, the Calculation Agent's computations and shall make knowledgeable employees available to the Issuer to discuss such computations.

18.  Treatment in Bankruptcy; No Setoff; No Collateral.

(a)  In the event the Buyer becomes the subject of proceedings (“Bankruptcy Proceedings”) under the U.S. Bankruptcy Code or any other applicable bankruptcy or insolvency statute from time to time in effect, any rights or claims of Seller hereunder in respect of this transaction shall rank for all purposes no higher than, but on a parity with, the rights or claims of holders of Shares, and Seller hereby agrees that its rights and claims hereunder shall be subordinated to those of all parties with claims or rights against the Buyer (other than common stockholders) to the extent necessary to assure such ranking. Without limiting the generality of the foregoing, after the commencement of Bankruptcy Proceedings, the claims of Seller hereunder shall for all purposes have rights equivalent to the rights of a holder of a percentage of the Shares equal to the aggregate amount of such claims (the “Claim Amount”) taken as a percentage of the sum of (i) the Claim Amount and (ii) the aggregate fair market value of all outstanding Shares on the record date for distributions made to the holders of such Shares in the related Bankruptcy Proceedings.  Notwithstanding any right it might otherwise have to assert a higher priority claim in any such Bankruptcy Proceedings, Seller shall be entitled to receive a distribution solely to the extent and only in the form that a holder of such percentage of the Shares would be entitled to receive in such Bankruptcy Proceedings, and, from and after the commencement of such Bankruptcy Proceedings, Seller expressly waives (i) any other rights or distributions to which it might otherwise be entitled in such Bankruptcy Proceedings in respect of its rights and claims hereunder and (ii) any rights of setoff it might otherwise be entitled to assert in respect of such rights and claims.

(b)  Notwithstanding any provision of this Agreement or any other agreement between the parties to the contrary, neither the obligations of the Buyer nor the obligations of Seller hereunder are secured by any collateral, security interest, pledge or lien.

19.  Share Cap.  Notwithstanding any other provision of this Agreement to the contrary, in no event shall the Buyer be required to deliver to Seller a number of Shares that exceeds the Share Cap (as specified in Schedule I), subject to reduction by the number of Shares delivered hereunder by the Buyer on any prior date.

20.  Account Details:

Account for Payments to MSCO:	To be provided separately

Account for Payments to Issuer:	To be provided by Issuer

21.      Governing law: The laws of the State of New York.

EACH PARTY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY WITH RESPECT TO ANY LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS CONFIRMATION OR ANY TRANSACTION CONTEMPLATED HEREBY.

_________________________________________________________________________________

Please confirm that the foregoing correctly sets forth the terms of our agreement by executing this Confirmation and returning it to us by facsimile to the number provided on the attached facsimile cover page.

Confirmed as of the date first written above:

FOREST LABORATORIES, INC.	MORGAN STANLEY & CO. LLC
By: /s/ Francis I. Perier, Jr. Name: Francis I. Perier, Jr. Title: Executive Vice President Finance & Administration and Chief Financial Officer	By: /s/ Serkan Savasoglu Name: Serkan Savasoglu Title: Managing Director